Reliance Steel & Aluminum Co. Reports Second Quarter 2014 Financial Results; Record Quarterly Sales; EPS Up 16% From Q2, 2013

LOS ANGELES, July 24, 2014 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Financial Highlights

  Sales were a record $2.62 billion, up 6.9% from $2.45 billion in the second quarter of 2013 and up 2.5% from $2.55 billion in the first quarter of 2014.
  Tons sold were up 8.2% from the second quarter of 2013 and up 0.5% from the first quarter of 2014, with the average selling price per ton sold down 0.9% from the second quarter of 2013 and up 1.8% from the first quarter of 2014.
  Net income attributable to Reliance was $96.5 million, up 19.1% from $81.0 million in the second quarter of 2013 and up 10.7% from $87.2 million in the first quarter of 2014.
  Earnings per diluted share were $1.22, up 16.2% from $1.05 in the second quarter of 2013 and up 9.9% from $1.11 in the first quarter of 2014.
  Non-GAAP earnings per diluted share were $1.30, up 14.0% from $1.14 in the second quarter of 2013 and up 9.2% from $1.19 in the first quarter of 2014.
  A pre-tax LIFO charge, or expense, of $5.0 million, is included in cost of sales compared to a pre-tax LIFO credit, or income, of $5.0 million in the second quarter of 2013 and an expense of $5.0 million for the first quarter of 2014.
  The effective tax rate was 36.6%, compared to 33.3% in the second quarter of 2013 and 34.5% in the first quarter of 2014.
  Cash flow from operations was $40.7 million for the second quarter of 2014 and net debt-to-total capital was 33.3% at June 30, 2014, down from 33.8% at March 31, 2014.
  A quarterly cash dividend of $0.35 per share was declared on July 22, 2014 for shareholders of record as of August 15, 2014 and will be payable on September 12, 2014.

Management Commentary

"The overall pricing environment continued to improve during the second quarter as evidenced by a 1.8% increase in our average selling price per ton sold compared to the prior quarter, driven by strength in most major commodity types, most notably stainless steel products. Carbon steel pricing, except for plate products, lost a little momentum late in the quarter but still remained higher than in the previous quarter. While overall pricing has increased sequentially for two quarters in a row for the first time since 2011, our average selling price per ton sold for the first six months of 2014 is still 4.5% lower than in the same period of last year," said David H. Hannah, Chairman and CEO of Reliance.

"The improved pricing environment during the quarter allowed us to improve our gross profit margins somewhat. However, the volume improvement in the quarter was less than we had anticipated, up only 0.5% from first quarter 2014 levels. For the six month period, our 2014 same store volume is up 6.5% from 2013 due to the slow but steady industrial market growth that began in the second half of 2013. Our consolidated sales for the 2014 six month period increased 15.6% over the same period of 2013, driven by a 21.5% increase in tons sold that benefitted from our M&A activity, including our April 2013 acquisition of Metals USA. Although we experienced substantial improvement in our operating income and pretax income returns from a year ago, our GAAP earnings per diluted share of $1.22 for the second quarter were below our guidance range. On a Non-GAAP basis, however, our earnings per diluted share were $1.30, with the difference attributable mainly to the tax impact of our sale of Metals USA's non-core roofing business during the quarter. We were at the lower end of our guidance range because of the lower than anticipated volume improvement in the second quarter as compared to the first quarter of 2014," Mr. Hannah concluded.

Second Quarter 2014 Business Metrics

(tons in thousands)
	Q2 2014	Q1 2014	Sequential Quarter Change	Q2 2013	Year-Over- Year Change
Tons sold	1,539.8	1,532.4	0.5%	1,423.5	8.2%
Tons sold (same store)	1,200.1	1,199.0	0.1%	1,147.7	4.6%

Avg. price per ton sold	$1,703	$1,673	1.8%	$1,718	(0.9%)

Second Quarter 2014 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)					Average Selling Price per Ton Sold (percent change)
	Q2 2014 Tons Sold	Q1 2014 Tons Sold	Sequential Quarter Change	Q2 2013 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,265.5	1,260.4	0.4%	1,170.6	8.1%	1.4%	2.3%
Aluminum	78.7	76.7	2.6%	76.2	3.3%	(1.0%)	(3.7%)
Stainless steel	81.2	77.3	5.0%	72.4	12.2%	4.8%	(2.2%)
Alloy	76.6	83.8	(8.6%)	70.9	8.0%	4.7%	(2.3%)

	Sales ($ in millions; percent change)
	Q2 2014 Sales	Q1 2014 Sales	Sequential Quarter Change	Q2 2013 Sales	Year-Over-Year Change
Carbon steel	$1,465.5	$1,438.9	1.8%	$1,325.6	10.6%
Aluminum	$392.8	$386.6	1.6%	$395.5	(0.7%)
Stainless steel	$388.0	$352.3	10.1%	$353.9	9.6%
Alloy	$228.9	$238.9	(4.2%)	$216.8	5.6%

Year-to-Date (6 months) 2014 Business Metrics

(tons in thousands)
	2014	2013	Year-Over- Year change
Tons sold	3,072.2	2,529.4	21.5%
Tons sold (same store)	2,399.1	2,253.6	6.5%
Avg. price per ton sold	$1,688	$1,768	(4.5%)

Year-to-Date (6 months) 2014 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)			Average Selling Price per Ton Sold (percent change)
	2014 Tons Sold	2013 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	2,526.0	2,039.2	23.9%	0.3%
Aluminum	155.3	138.8	11.9%	(5.3%)
Stainless steel	158.4	134.2	18.0%	(6.5%)
Alloy	160.4	153.6	4.4%	(2.6%)

	Sales ($ in millions; percent change)
	2014 Sales	2013 Sales	Year-Over- Year Change
Carbon steel	$2,904.4	$2,337.8	24.2%
Aluminum	$779.4	$735.2	6.0%
Stainless steel	$740.3	$670.6	10.4%
Alloy	$467.8	$460.2	1.7%

End-market Commentary

While the Company was somewhat disappointed with demand growth in the second quarter, Reliance does expect the economy to continue to improve with the potential for continued volume improvement in the second half of 2014.

  Aerospace demand remains strong in 2014 and is expected to further improve during the second half of the year and in 2015. Pricing has been under some pressure due to excess mill capacity and higher industry-wide aluminum plate inventory levels that Reliance expects to subside in early 2015.
  Automotive, supported mainly by the Company's toll processing operations in the U.S. and Mexico, is expected to continue at its current, strong production rates in the second half of 2014 and into 2015. The increase in aluminum usage in the automotive industry is a growth area for Reliance.
  Energy (oil and gas) demand for the products Reliance sells improved during the first half of 2014, and the Company expects further improvement in the second half of the year and in 2015.
  Heavy industry continues to perform reasonably well.  Reliance expects modest improvement in both demand and pricing throughout 2014.
  Non-residential construction has improved modestly but remains at significantly reduced demand levels from its peak. Reliance is cautiously optimistic that this important end-market will show further improvement in the second half of 2014 and into 2015.

Balance Sheet & Liquidity

As of June 30, 2014, total debt outstanding was $2.13 billion, for a net debt-to-total capital ratio of 33.3%, down from 33.8% at March 31, 2014. At June 30, 2014, the Company had $520.0 million outstanding on its $1.5 billion revolving credit facility. The Company generated $109.5 million in cash flow from operating activities in the six months ended June 30, 2014, compared to $283.9 million during the same period in 2013. Reliance remains pleased with its overall financial position.

Corporate Developments

On July 22, 2014, the Board of Directors declared a regular quarterly cash dividend of $0.35 per share of common stock. The dividend is payable on September 12, 2014 to shareholders of record as of August 15, 2014. The Company has paid regular quarterly dividends for 55 consecutive years.

In May 2014, Reliance sold the assets of the Metals USA's non-core roofing business. This divestiture resulted in a gain for income tax purposes that increased the Company's effective tax rate in the 2014 second quarter.

During the second quarter of 2014, AMI Metals, Inc., a subsidiary of Reliance Steel & Aluminum Co., began operating out of its new location in Turkey. This operation further expands AMI Metals geographic footprint in the growing global aerospace market.

Business Outlook

As the U.S. economy maintains its slow but steady recovery, Reliance expects demand to continue to improve in the 2014 third quarter at a slightly higher rate than was experienced in the 2014 second quarter, and pricing to remain relatively stable with current levels. As a result, management anticipates earnings per diluted share to be in the range of $1.25 to $1.35 for the quarter ending September 30, 2014.

Conference Call Details

A conference call and simultaneous webcast to discuss second quarter 2014 financial results and business outlook will be held today, July 24, 2014, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13586459. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 7, 2014 by dialing (877) 870-5176 and entering the conference ID: 13586459. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and eleven countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Income Statement Data:

Net sales	$2,616.8	$2,448.3	$5,169.8	$4,473.6
Gross profit[1]	673.3	621.6	1,320.5	1,150.4
Operating income	175.7	145.5	330.0	275.5
Pre-tax income	154.2	122.8	288.3	242.6
Net income attributable to Reliance	96.5	81.0	183.7	164.7
Diluted earnings per share attributable to
Reliance shareholders	$1.22	$1.05	$2.34	$2.13
Non-GAAP diluted earnings per share
attributable to Reliance shareholders[2]	$1.30	$1.14	$2.49	$2.27
Weighted average shares outstanding -
diluted	78,777,752	77,469,117	78,568,422	77,276,011
Gross profit margin[1]	25.7%	25.4%	25.5%	25.7%
Operating income margin	6.7%	5.9%	6.4%	6.2%
Pre-tax income margin	5.9%	5.0%	5.6%	5.4%
Net income margin – Reliance	3.7%	3.3%	3.6%	3.7%
Cash dividends per share	$0.35	$0.30	$0.70	$0.60

	June 30,	December 31,
	2014	2013*
Balance Sheet and Other Data:

Current assets	$3,155.4	$2,738.9
Working capital	2,392.9	2,165.5
Property, plant and equipment, net	1,607.8	1,603.9
Total assets	7,714.7	7,341.0
Current liabilities	762.5	573.4
Long-term debt	2,093.2	2,072.5
Total Reliance shareholders' equity	4,044.3	3,874.6
Capital Expenditures (year-to-date)	86.9	168.0
Cash provided by operations (year-to-date)	109.5	633.3
Net debt-to-total capital[3]	33.3%	34.3%
Return on Reliance shareholders' equity[4]	8.8%	9.0%
Current ratio	4.1	4.8
Book value per share[5]	$51.92	$49.99

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 See accompanying Non-GAAP earnings reconciliation.
3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders' equity plus total debt (net of cash).
4 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders' equity.
5 Book value per share is calculated as total Reliance shareholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS

	June 30,	December 31,
	2014	2013*
Current assets:
Cash and cash equivalents	$113.5	$83.6
Accounts receivable, less allowance for doubtful accounts of
$20.6 at June 30, 2014 and $18.9 at December 31, 2013	1,169.2	983.5
Inventories	1,769.9	1,540.0
Prepaid expenses and other current assets	63.9	59.0
Income taxes receivable	-	33.9
Deferred income taxes	38.9	38.9
Total current assets	3,155.4	2,738.9
Property, plant and equipment:
Land	192.5	191.7
Buildings	951.7	934.6
Machinery and equipment	1,406.3	1,350.3
Accumulated depreciation	(942.7)	(872.7)
	1,607.8	1,603.9

Goodwill	1,676.3	1,691.6
Intangible assets, net	1,186.2	1,213.8
Cash surrender value of life insurance policies, net	40.5	45.4
Investments in unconsolidated entities	15.1	14.1
Other assets	33.4	33.3
Total assets	$7,714.7	$7,341.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$457.8	$280.3
Accrued expenses	108.1	91.1
Accrued compensation and retirement costs	105.0	119.5
Accrued insurance costs	45.7	46.0
Current maturities of long-term debt and short-term borrowings	39.2	36.5
Income taxes payable	6.7	-
Total current liabilities	762.5	573.4
Long-term debt	2,093.2	2,072.5
Long-term retirement costs	84.7	84.0
Other long-term liabilities	30.7	35.9
Deferred income taxes	689.4	690.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 77,941,158 at June 30, 2014 and 77,492,017
at December 31, 2013, stated capital	852.5	818.3
Retained earnings	3,193.1	3,063.0
Accumulated other comprehensive loss	(1.3)	(6.7)
Total Reliance shareholders' equity	4,044.3	3,874.6
Noncontrolling interests	9.9	9.8
Total equity	4,054.2	3,884.4
Total liabilities and equity	$7,714.7	$7,341.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Net sales	$2,616.8	$2,448.3	$5,169.8	$4,473.6

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,943.5	1,826.7	3,849.3	3,323.2
Warehouse, delivery, selling, general and
administrative	444.9	426.0	885.9	783.7
Depreciation and amortization	52.7	50.1	104.6	91.2
	2,441.1	2,302.8	4,839.8	4,198.1

Operating income	175.7	145.5	330.0	275.5

Other income (expense):
Interest	(20.2)	(22.1)	(40.4)	(35.2)
Other (expense) income, net	(1.3)	(0.6)	(1.3)	2.3
Income before income taxes	154.2	122.8	288.3	242.6
Income tax provision	56.4	40.9	102.6	76.2
Net income	97.8	81.9	185.7	166.4
Less: Net income attributable to
noncontrolling interests	1.3	0.9	2.0	1.7
Net income attributable to Reliance	$96.5	$81.0	$183.7	$164.7

Earnings per share:
Diluted earnings per common share attributable to
Reliance shareholders	$1.22	$1.05	$2.34	$2.13

Basic earnings per common share attributable to
Reliance shareholders	$1.24	$1.06	$2.37	$2.15

Cash dividends per share	$0.35	$0.30	$0.70	$0.60

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended
	June 30,
	2014	2013
Operating activities:
Net income	$ 185.7	$ 166.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	104.6	91.2
Deferred income tax (benefit) provision	(1.5)	0.6
(Gain) loss on sales of property, plant and equipment	(1.0)	1.0
Equity in earnings of unconsolidated entities	(1.4)	(0.9)
Dividends received from unconsolidated entity	0.4	0.4
Share-based compensation expense	12.9	14.5
Other	4.4	(0.5)
Changes in operating assets and liabilities:
Accounts receivable	(188.0)	(133.2)
Inventories	(230.4)	62.8
Prepaid expenses and other assets	37.2	11.3
Accounts payable and other liabilities	186.6	70.3
Net cash provided by operating activities	109.5	283.9

Investing activities:
Purchases of property, plant and equipment	(86.9)	(74.3)
Acquisitions, net of cash acquired	-	(794.7)
Proceeds from sale of business, net of transaction costs	26.2	-
Other	(9.0)	8.5
Net cash used in investing activities	(69.7)	(860.5)

Financing activities:
Net short-term debt repayments	(3.6)	(469.3)
Proceeds from long-term debt borrowings	297.0	2,257.9
Principal payments on long-term debt	(270.3)	(1,191.6)
Debt issuance costs	-	(10.3)
Dividends paid	(54.4)	(46.0)
Exercise of stock options	21.3	42.4
Other	(1.1)	(1.7)
Net cash (used in) provided by financing activities	(11.1)	581.4
Effect of exchange rate changes on cash	1.2	(1.6)
Increase in cash and cash equivalents	29.9	3.2
Cash and cash equivalents at beginning of year	83.6	97.6
Cash and cash equivalents at end of period	$ 113.5	$ 100.8

Supplemental cash flow information:
Interest paid during the period	$ 40.5	$ 29.9
Income taxes paid during the period, net	$ 62.5	$ 65.7

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$ -	$ 529.9

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	March 31, 2014	June 30, 2013

Net income attributable to Reliance	$96.5	$87.2	$81.0	$1.22	$1.11	$1.05
Acquisition and related charges	-	-	9.3	-	-	0.12
Antitrust related litigation costs	1.2	10.3	-	0.02	0.13	-
Restructuring charges	-	-	1.0	-	-	0.01
Income tax benefit, related to above items	(0.4)	(3.9)	(3.0)	-	(0.05)	(0.04)
Costs related to sale of non-core assets	1.1	-	-	0.01	-	-
Income tax expense related to sale of non-core assets	3.7	-	-	0.05	-	-
Net income attributable to Reliance, adjusted	$102.1	$93.6	$88.3	$1.30	$1.19	$1.14

			Net Income		Diluted EPS
			Six Months Ended		Six Months Ended
			June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net income attributable to Reliance			$183.7	$164.7	$2.34	$2.13
Acquisition and related charges			-	12.4	-	0.16
Antitrust related litigation costs			11.5	1.1	0.15	0.01
Restructuring charges			-	1.0	-	0.01
Income tax benefit, related to above items			(4.3)	(3.5)	(0.06)	(0.04)
Costs related to sale of non-core assets			1.1	-	0.01	-
Income tax expense related to sale of non-core assets			3.7	-	0.05	-
Net income attributable to Reliance, adjusted			$195.7	$175.7	$2.49	$2.27

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future shareholders. Adjustments exclude charges for transaction costs related to its April 2013 acquisition of Metals USA, restructuring and other charges relating to the consolidation of two of its metals service centers and sale of certain non-core assets acquired as part of the Metals USA acquisition, and legal costs and accruals related to the Houston, Texas anti-trust litigation matter, which make comparisons to the Company's operating results between periods difficult using GAAP measures.